Translation 2nd Notary Office of São Paulo – Anderson Henrique Teixeira Nogueira Av. Paulista, 1776 – Bela Vista – São Paulo – www.cartoriopaulista.com.br I certify, by similarity, 1 signature(s) WITH ECONOMIC VALUE of: MARIA LUIZA DE OLIVEIRA PINTO São Paulo, 02/23/2026. In testimony of the truth. Gabriella Cristina Rastine de Oliveira Amount: R$ 13.67 Stamp(s): 1051AB349880 Right-side stamp: 112722 SIGNATURE ECONOMIC VALUE 1 C11051AB0349880